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                                                                  Exhibit 10(23)


                         MANAGEMENT SERVICES AGREEMENT


     THIS MANAGEMENT SERVICES AGREEMENT is made as of December 12, 1995 by and between FOUNTAIN OIL SERVICES INCORPORATED, a corporation incorporated and existing under the laws of Bermuda (the "Company"), and OREST SENKIW, an individual residing in CANADA ("Contractor").


                            PRELIMINARY STATEMENTS

     A. The Company is engaged in the exploration, development, recovery, production, marketing and sale of oil and gas (the "Business") throughout the world.

     B. Contractor has substantial experience in the Business, and is available to render general and specific services of a technical, administrative and/or advisory nature with respect to the Business, and is prepared to provide such services as and when needed by the Company.

     C. The Company desires to obtain the services of Contractor, and Contractor desires to provide certain services to the Company in the Territory (as herein defined).

     D. The Contractor satisfactorily passes a physical examination acceptable to the Company with such physical being paid for by the Company.

                                   AGREEMENT


     NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. In this Agreement and the Schedules hereto, except where the context otherwise requires, the words and expressions set forth below shall have the following meanings:

"Agreement" means this Management Services Agreement, as the same may be amended, modified or extended from time to time.

"Appointment" means the appointment of the Contractor by the Company pursuant to this Agreement.

"Business" has the meaning set forth in Recitation A.

"Event of Default" has the meaning set forth in Section 12.

"Inventions" means all inventions, improvements, modifications, processes, formulae, know-how, designs, models, prototypes, computer programmes, sketches, drawings, plans or other original matters (whether or not capable of protection by patent, registered design, copyright, registered trade mark or

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other rights in the nature of intellectual property) which the Contractor alone or with one or more others may make, or discover in the course of the Appointment and which pertain to the commercial or industrial activities of the Company or the processes or machinery of the Company for providing the services or producing or extracting the products of the Company or pertaining to or resulting from or suggested by any work which the Contractor has done or may hereafter perform during the Appointment for the Company.

"Manager" means the individual or entity designated from time to time by the Company as the individual or entity with the responsibility of supervising Contractor.

"Term" has the meaning set forth in Section 3.

"Territory" means that geographic area located in UKRAINE

2. APPOINTMENT. For and during the Term, and subject to the terms and conditions hereinafter set forth, Contractor hereby agrees to serve as General Director of Kashtan Petroleum Ltd.

3. TERM. The term of this Agreement (the "Term") shall commence upon the execution of this Agreement by each of Contractor and the Company and shall terminate upon the earliest to occur of (i) three (3) years from the date hereof, (ii) the mutual agreement of the parties hereto to terminate this Agreement, (iii) six months notice from either party, (iv) the liquidation or dissolution of the Company, or (v) the occurrence of an Event of Default.

4.   DUTIES.  During the Term, the Contractor will:

     (a) perform to the best of his/her ability all the duties for KASHTAN PETROLEUM LTD., including, without limitation, those duties specified in
     Schedule 1 and such other functions (being not inconsistent with his position as GENERAL DIRECTOR) as the Manager may require and, whenever required so to do, promptly give an account to the Manager or a person duly authorised by the Manager of all matters with which he is entrusted;

     (b) comply promptly with all lawful directions and instructions given by or with the authority of the Manager;

     (c) whenever so required for the proper fulfilment of his duties, work without further remuneration in excess of the normal hours of work of the Company, and

     (d) attend and work at any premises of the Company wheresoever situated, and travel and work in the Territory and such other locations as may be required for the proper fulfilment of his duties.

5.   PRESENCE IN THE TERRITORY; VACATION.

     (a) Contractor's services shall be rendered principally in Territory. In furtherance of such services, Contractor shall be located in the Territory for at least 12 days during, on average, each calendar month.

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     (b)  During each year of the Appointment, Contractor will be entitled to reasonable vacations, holidays, and time off when ill, at full pay. Vacations shall be at such time or times and for such periods, up to an aggregate of 4 weeks in any such year, as selected by Contractor and approved by the Manager.

6.   REMUNERATION.  The Company shall pay to the Contractor for the Appointment:

     (a) a salary, in United States dollars, at the rate of $ 150,000 per annum to accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month. Part of the remuneration may be paid in the Territory as requested from the Contractor with the amount paid deducted from the total monthly payment made to the Contractor.

     (b)  The Company shall pay the Contractor the salary provided for in
     Section 6(a), such payments to be made at the Company's local office at Milner House, 18 Parliament Street, Hamilton, HM12, Bermuda.

7.   COMPANY TAX POLICY.

     7.1 COMPLIANCE WITH TAX LAWS. The Company will use its best efforts to comply with all laws, rules and regulations (collectively, "Laws") pertaining to the reporting of the compensation attributable to Contractor's Appointment in the Territory ("Project Income") and amounts of money constituting reimbursement of expenses incurred as a result of Contractor's Appointment in the Territory ("Project Reimbursements") and to the withholding and remitting of any taxes including, without limitation, taxes levied by any country, state, municipality, commune or other governmental authority (collectively, a "Tax" or "Taxes") on Project Income or Project Reimbursements. The maximum tax shall be mutually agreed between the parties prior to the signature of the contract and will remain unchanged for the contract period.

     7.2 MAINTENANCE OF CASH FLOW. Should any withholding be determined to be required with respect to Project Income in the Territory over that which would have been required to be withheld by Contractor if Contractor had continued to work in the country of his/her citizenship, as designated in writing to the Company (the "Contractor's Domicile"), the Company will increase the amount of, and the monthly payment of, Project Income to the extent required in order for Contractor's net (after withholding) take-home pay to not be reduced during the Appointment as a result of such additional withholding in the Territory. To the extent the Contractor is refunded tax following increased monthly payment as described above, this tax is to be repaid to the Company.

     7.3 TAX FILINGS. The Company will provide a summary of taxes withheld to Contractor for use in filing the Contractor's annual tax return. The filing of the annual tax return is the responsibility of the Contractor as well as compliance with the tax law both in the territory and in the Base Domicile Country.

8. EXPENSES. The Company shall reimburse to the Contractor (against receipts or other appropriate evidence) all reasonable, ordinary and necessary travelling, entertainment and other out-of-pocket expenses properly incurred in the course of the Appointment.

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9.   COVENANTS AGAINST COMPETITION; CONFIDENTIALITY.

     10.1 NON-COMPETITION. During the Term and for a period of three (3) years following the date of termination of this Agreement, Contractor shall not:

     (a) directly or indirectly divert or attempt to divert from the Company any Business or any related business in which the Company has been actively engaged during the Term, nor interfere with the relationships of the Company with its clients or customers;

     (b) directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of, any business or enterprise engaged in the Business or any related business in which the Company has been actively engaged during the Term within the Territory or any other geographic area where the Company does business;

     (c) solicit any clients or customers of the Company for any purpose other than the transacting of business with the Company;

     (d) directly or indirectly induce any employee of the Company to terminate his/her employment, hire any employee of the Company, or in any way interfere with the relationship of the Company and any employee, agent or representative; or

     (e) at any time during or after the end of the Appointment use the name Fountain or UK-RAN or any name likely to cause confusion therewith in the minds of members of the public for the purposes of a business similar to or competing with any business carried on by the Company whether by using such name as part of a corporate name or otherwise.

     10.2 CONFIDENTIAL INFORMATION. During the Term of this Agreement and at all times thereafter, Contractor shall hold in strict confidence, and shall not disclose to any person or entity (other than partners, officers, directors and designated employees of the Company), any confidential information of the Company. For purposes of this Section 10.2, the term "confidential information" shall include, without limitation, trade information relating to the Company's research, development, engineering data, seismic data, surveys, specifications, processes, formulations, production operations or techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature, which may include designs, specifications and know-how, in which the Company or its suppliers or distributors have proprietary interests, and all other information pertaining to the business of the Company that is not publicly available. Contractor shall not use such confidential information except for the sole benefit of the Company.

     10.3 PROPERTY OF THE COMPANY. Promptly upon the termination of this Agreement, Contractor shall surrender to the Company all written materials (and all copies thereof), and all information stored in computer memories or on microfiche, magnetic tape or diskette, that are at the time in his possession or control and that pertain to the business or affairs of the Company.

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     10.4  NOTICE TO THIRD PARTIES.  After discussing the matter with
     Contractor, the Company shall have the right, subject to applicable law, to inform any other third party which is participating with Contractor or receiving from the Contractor information or assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such person with Contractor in activities in violation of this Section 10 may give rise to claims by the Company against such person.

     10.5  ENFORCEMENT.  In the event of a threatened or actual breach of this
     Section 10 by Contractor, it is agreed and acknowledged that damages would not be an adequate remedy to compensate the Company for the loss of goodwill and other harm to the business of the Company, and, in such event, to the extent allowed by applicable law, the Company shall be entitled to a temporary restraining order, and to temporary and permanent injunctive relief, to prevent or terminate such anticipated or actual breach (provided, however, that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by the Company in any such event).

11.  INVENTIONS.

     (a) The Contractor will disclose and deliver to the Company for the exclusive use and benefit of the Company any Inventions promptly upon the making, devising or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing and using the same and also all such explanations and instructions to the Company as may in the view of the Manager be necessary to enable the full and effectual working, production or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae and models.

     (b) The Contractor will without charge to but at the expense of the Company execute and do all acts, matters, documents and things necessary to enable the Company or its nominee to apply for and obtain protection for the Inventions in any or all countries and to vest title thereto in the Company or its nominee absolutely.

     (c) During the Appointment and at all times thereafter the Contractor will (whether by omission or commission) do nothing to affect or imperil the validity of the protection for the Inventions obtained or applied for by the Company or its nominee pursuant to Section 11(b). The Contractor will at the direction and expense of the Company render all assistance within his/her power to obtain and maintain such protection or application or any extension thereof.

     (d) Nothing in this Agreement shall oblige the Company to seek patent or other protection for any Invention nor to exploit any Invention.

12.  TERMINATION FOR BREACH.

     Notwithstanding the provisions of Section 3, the Company may terminate the Appointment by notice with immediate effect for any of the following reasons (each an "Event of Default"),

     (a) in the Company's reasonable opinion the Contractor fails to adequately perform duties assigned to him, or

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     (b)  the Contractor is guilty of dishonesty or of misconduct or incompetence or wilful neglect of duty or commits any breach of this Agreement other than a breach which is capable of remedy and is remedied forthwith by the Contractor at the Company's request; or

     (c)  the Contractor is convicted of an indictable criminal offense; or

     (d) the Contractor becomes bankrupt, declares himself insolvent, applies for, or has made against him, a receiving order, makes any composition with his creditors or commits an act of bankruptcy (as defined under any law with jurisdiction over the Contractor); or

     (e) the Contractor is incapacitated for twenty (20) consecutive weeks or for an aggregate of thirty (30) weeks in any fifty-two (52) consecutive weeks from performing the duties of the Appointment; or

     (f) the Contractor becomes of unsound mind or becomes a patient or is otherwise admitted to a hospital in connection with any mental health laws with jurisdiction over the Contractor.

13. DISCIPLINARY RULES, GRIEVANCE PROCEDURES AND HEALTH AND SAFETY. A copy of the disciplinary rules and grievance procedures applying to the Contractor, and of a document setting out the Company's policy on health and safety at work, has been handed to Contractor on the signing hereof (and he hereby acknowledges receipt thereof). A copy of the disciplinary rules and grievance procedures applying to the Contractor and the document setting out the Company's policy on health and safety at work may be examined by the Contractor during normal working hours in the office of the Corporate Secretary of the Company.

14. POST-TERMINATION PROVISIONS. Any provision of this Agreement which contemplates or is capable of operation after the termination of the Appointment shall apply notwithstanding termination of the Appointment for whatever reason.

15. RELATIONSHIP OF PARTIES. The parties agree that Contractor is an independent contractor. Nothing contained herein shall be deemed or construed as creating a joint venture, franchise, partnership, agency, employment or similar relationship between Contractor and the Company. Both parties agree that, except as specifically provided herein, Contractor may not undertake any obligation on behalf of the Company and may not legally bind the Company in any manner.

16. CONTRACTOR'S RIGHT TO CONTRACT. Contractor represents and warrants to the Company (i) that this Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms; (ii) that neither the execution or delivery of this Agreement nor the performance by him of any of his covenants hereunder will constitute a default under any contract, agreement or obligation to which he is a party or by which he or any of his properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of his knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or his obligation or ability to perform his obligations hereunder; and (iv) that no consent, approval or authorization of, or notification to, any governmental entity or any person or entity is required in connection with the execution, delivery or performance of this Agreement by him.

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17.  NOTICE.  Any notices or other communications required or permitted to be given hereunder or otherwise in connection herewith shall be in writing and shall be sent to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

To the Company:  Fountain Oil Incorporated
                 c/o  Arild Boe
                 Bleikerveien 17,
                 1370 Asker, Norway

                 Telephone:  +47 66 90 31 44
                 Facsimile:  +47 66 90 19 44

                 With a copy to: Akin, Gump, Strauss, Hauer, Feld & Dassesse c/o Richard M. Gittleman
                 Avenue Louise 65, bte. 7
                 1050 Brussels, Belgium
                 Telephone: (322) 535 2911
                 Facsimile: (322) 535 2900

To Contractor:   Orest Senkiw
                 Suite 1500 727 - 7th Avenue
                 S.W. Calgary, Alberta  T2P0Z5, Canada

                 Telephone:  +1 403 277 1182
                 Facsimile:  +1 403 277 1190

                 With a copy to:
                 McManus Thomson
                 c/o Morris Mcmanus
                 Suite 2150 - 530 - 8th Avenue S.W.
                 Calgary, Alberta, Canada  T3B 3S8
                 Telephone:  +1 403 571 8565
                 Facsimile:  +1 403 571 8566

Such notices or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, cable, telegram, facsimile transmission or telex, (ii) on the third calendar day after the day of sending if sent by Federal Express or other express delivery service or (iii) on the fifth calendar day after the day of sending if sent by registered or certified mail (return receipt requested).

18. AMENDMENTS. Any amendment to the provisions of this Agreement shall be in writing and signed by the parties hereto or their duly authorised representatives.

19. SEVERABILITY. Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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20.  NO WAIVER.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part thereof, or the right of either Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

21. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the appointment of Contractor by the Company and supersedes any and all prior understandings, agreements or correspondence between the parties.

22. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York.

23. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, which cannot be settled in an amicable way shall be settled by arbitration in accordance with the UNCITRAL Rules as at present in force. The place of arbitration shall be Oslo, Norway. The appointing authority shall be the Chamber of Commerce in Oslo. Judgment upon the award rendered by the arbitrators, or at least a majority of them, may be entered in any court having jurisdiction thereof. The arbitrator(s) shall be selected pursuant to said rules, with a preference for use of three arbitrators selected under said rules. All arbitral proceedings shall be in English. Each Party hereto shall bear its own costs of such arbitration or litigation, including reasonable attorneys' fees.

24. ASSIGNMENT. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned or delegated by Contractor without the prior written consent of the Company.

25. INTERPRETATION. All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the context permits, the singular includes the plural and vice versa and one gender includes any gender. Words importing individuals shall be treated as importing corporations and vice versa and words importing whole shall be treated as including a reference to any part thereof.

26. MONETARY TERMS. All amounts expressed in dollars or "$" in this Agreement shall mean dollars of the United States of America.

27. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                           [SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

COMPANY:
FOUNTAIN OIL SERVICES INCORPORATED

By:    /s/Nils N. Trulsvik
Name:  Nils N. Trulsvik
Title: Executive Vice President


CONTRACTOR:

By :   /s/Orest Senkiw
Name:  Orest Senkiw


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                                  SCHEDULE 1

                                SPECIFIC DUTIES


Subject to the decisions, directions and guidelines given by the Board and/or the Manager, the General Director has the responsibility for the overall performance of Kashtan Petroleum Ltd. in carrying out its operations in a profitable and environmental friendly manner. This overall responsibility includes but is not limited to:

*    Preparation of all documents for Board consideration, hereunder;
     ** Proposals related to Kashtan Petroleum Ltd.'s strategy, operational plans, new business opportunities and annual budgets.
     ** Implement appropriate accounting standards and provide regular progress report as required by the Board and/or the Manager
     **   Propose annual accounts and annual reports
     ** Prepare documents on other issues of major importance for Kashtan Petroleum Ltd. or other issues as requested by the Board or the Manager.

* Properly execute the decisions made by the Board and promptly comply with all lawful directions and instructions given by the Manager, hereunder;
     ** Execution of plans and budgets approved by the Board in compliance with the Administrative Procedures approved by the Board and/or the Manager.

* Assuming the overall responsibility for the daily operation of Kashtan Petroleum Ltd., hereunder;
     ** Daily supervision of the operational activities of Kashtan Petroleum Ltd., and making sure that these activities are carried out in accordance with decisions, guidelines or instructions given by the Board and/or the Manager, applicable law, general industry practices and international environmental standards
     ** Preparation of regular reports as requested by the Board and/or the Manager and the authorities.
     ** Recruiting to and development of an appropriate operating organisation in line with development plans approved by the Board
     ** Represent Kashtan Petroleum Ltd. towards 3rd. parties and the authorities
     ** Other responsibilities as may be delegated to the General Director from the Board and/or the Manager from time to time.

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